Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2008, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005.  We also consent to the incorporation by reference of our report dated March 17, 2008, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2007, which report is included in the Annual Report on Form 10-K.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Springfield, Missouri
January 2, 2009